                                                                    EXHIBIT 99.1



[WRC LOGO]    WRC Media Inc.
              512 Seventh Avenue
              22nd Floor
              New York, NY  10018



CONTACT: Richard Nota
         WRC Media Inc.
         212-768-1150
         Fax 212-768-1887
         rnota@wrcmedia.com
         ------------------
         www.wrcmedia.com

For Immediate Release


          WRC MEDIA INC., A LEADING SUPPLEMENTARY EDUCATION PUBLISHER,
                    REPORTS SECOND QUARTER RESULTS FOR 2003


New York, NY, August 12, 2003 - WRC Media reports second quarter results - consolidated second quarter Operating Income down 9% but Adjusted EBITDA up 17.3% on revenue of $43.5 million.

WRC Media's (WRC or the Company) Adjusted EBITDA (see footnote 1) for the second quarter ended June 30, 2003 was $9.5 million, $1.4 million or 17.3% greater than the same period last year on revenue of $43.5 million, which was $0.3 million or 0.7% lower than the same period in 2002. Martin E. Kenney, Chief Executive Officer, commented, "Our profitability measured in terms of operating income was down 9.0% resulting primarily from $1.0 million of restructuring costs. However, Adjusted EBITDA was up approximately 17.3% for the three months ended June 30, 2003 primarily attributable to the lower operating expenses excluding restructuring charges. Net revenue for the second quarter of 2003 was slightly lower by 0.7% compared to the same period in 2002 primarily driven by lower revenue at WRC's library businesses resulting from library funding cutbacks. These revenue declines were partially offset by higher revenue at the Company's educational technology businesses which posted revenue growth of 7.4% for the three months ended June 30, 2003 compared to the same period in 2002."

Mr. Kenney continued, "The persistently sluggish U.S. economy has affected nearly every market and segment of the education industry. K-12 schools across the country have been plagued by state and local budget shortfalls, which have in turn influenced the bottom lines of supplemental education providers that serve education institutions. As a result of the decline of state and local budgets, a number of markets and segments within K-12 have experienced negative growth. Though most large school districts appear finally ready to comply with and benefit from Federal dollars under the Federal No Child Left Behind Act
(NCLB), many still remain confused by the law and its provisions requiring purchased solutions to have scientific research supporting claims of efficacy. As a result, we believe WRC will ultimately benefit from NCLB as WRC has persuasive support for its research claims and has the grant writing staff able to work with school and district officials to procure this funding. Assessment and accountability remain paramount themes, as do solutions that promote improved decision-making by administrators. WRC continues to believe that the winning solutions will link assessment and remediation as part of an integrated solution. Professional development is also clearly a priority for schools. In the second quarter, the Company's educational technology unit created and sold a new professional development offering which was the driver behind the 7.4% revenue growth that business posted."

Mr. Kenney concluded, "In summary, we believe that education funding will improve on the federal side in the latter part of the second half of this year as more and more schools understand and take advantage of funding available under the NCLB. This source of funding, however, will not be sufficient to offset cuts in state and local education funding for the remainder of 2003. Accordingly, we expect that the current market conditions will persist into the third quarter, negatively affecting our revenue."

Net revenue for the second quarter of 2003 decreased $0.3 million, or 0.7%, to $43.5 million from $43.8 million for the same period in 2002. At Weekly Reader, revenue increased $0.7 million, or 14.6%, to $5.3 million from $4.6 million for the same period in 2002. This was attributable to higher custom publishing shipments by Weekly Reader's subsidiary Lifetime Learning Systems.


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

At World Almanac Education Group, second quarter revenue decreased by $1.3 million, or 10.6%, to $10.5 million from $11.8 million for the same period in 2002. This decrease was primarily due to the continuing weak environment for school library funding.

At AGS, second quarter revenue decreased $0.7 million, or 5.1%, to $13.5 million from $14.2 million for the same period in 2002, primarily due a $0.9 million decrease in backlist curriculum products, partially offset by growth in core curriculum and assessment products of $0.2 million.

CompassLearning and ChildU which together comprise the Company's educational technology business grew revenue by 7.4% quarter-over-quarter for the period ended June 30, 2003. At CompassLearning (standalone), revenue decreased $0.4 million, or 3.7%, to $12.3 million from $12.7 million for the same period in 2002. At ChildU, WRC's unrestricted subsidiary, revenue increased $1.4 million or 304.4% to $1.9 million from $0.5 million for the same period in 2002 driven by sales of its web-enabled curriculum products.

For the three-months ended June 30, 2003, operating income decreased $0.3 million, or 9.0%, to $3.3 million from $3.6 million in 2002. This decrease was primarily due to $1.0 million of restructuring costs attributable to updating the assumptions used in determining the fair value of the remaining lease obligations associated with facilities vacated in 2002.

Net loss decreased by $0.6 million, or 11.3% for the three months ended June 30, 2003, to $4.7 million in 2003 from $5.3 million in 2002 primarily due to lower other expenses, net of $0.6 million driven by lower management fees of $0.3 million, combined with lower interest expense, of $0.3 million partially offset by slightly lower operating income.

Net revenue for the six-months ended June 30, 2003 decreased $0.1 million, or 0.1%, to $90.5 million from $90.6 million for the same period in 2002. WRC Media Adjusted EBITDA for the six-months ending June 30, 2003 of $18.8 million exceeded the same period in the prior year by $3.1 million or 20.0%. The higher profitability compared to prior year is driven by significantly higher revenue at ChildU, WRC's unrestricted subsidiary. ChildU revenue increased $2.2 million or 298.6% to $2.9 million from $0.7 million for the same period in 2002 resulting from higher sales of its web-enabled curriculum products from greater market acceptance as more and more schools are becoming Internet capable. ChildU achieved an important milestone for the period ended June 30, 2003, by becoming EBITDA positive ($0.8 million) on a trailing twelve month basis.


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

Operating income increased $0.8 million, or 12.6%, to $6.8 million for the six-months ended June 30, 2003, from operating income of $6.0 million for the same period in 2002. This improvement in income from operations was primarily driven by $0.6 million in higher gross profits resulting from higher margin on sales and by $0.2 million in lower operating costs.

Net loss decreased by $83.0 million, or 90.1% for the six months ended June 30, 2003, to $9.1 million from $92.1 million in 2002 primarily due to the $80.7 million in non-cash charge recorded in the prior period resulting in the Company's adoption of SFAS No. 142. Excluding the non-cash charge, net loss decreased $2.3 million or 20.2% primarily due to higher gross profit of $0.6 million on flat revenue, lower operating expense of $0.2 million, lower interest payments of $0.5 million and lower loss on investments of $1.1 million.

As of June 30, 2003, WRC Media's cash balance was $12.5 million and consolidated debt was $294.2 million. During the six months ended June 30, 2003, WRC Media made scheduled principal payments of $3.9 million on its senior credit facilities and as of June 30, 2003, there were $24.0 million in outstanding advances under the Company's revolving credit facility. Capital expenditures (including prepublication costs) for the six months ended June 30, 2003 were $5.2 million.

For further information about WRC Media's results of operations, financial condition, cash flows, liquidity and other financial information, please see the Company's quarterly report on Form 10-Q which will be publicly filed by August 14, 2003 with the Securities and Exchange Commission.


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

--------------------------------------------------------------------------------
Footnote 1:   Adjusted EBITDA is defined as income (loss) before interest expense, taxes, depreciation, amortization and other (income) charges excluding unrealized hedge gain of ($207) for the three-months ended June 30, 2002 and restructuring costs of $1,001 for the three-months ended June 30, 2003excluding unrealized hedge gain of ($207) for the six-months ended June 30, 2002 and restructuring costs and other non-recurring expenses of $1,481 for the six-months ended June 30, 2003. EBITDA data is a non-GAAP measure and is included in our discussion because we believe that this information may be considered by investors as an additional basis on which to evaluate WRC Media's performance. Because all companies do not calculate EBITDA identically, the presentation of EBITDA in this report is not necessarily comparable to similarly titled measures of other companies. EBITDA is not intended to represent cash flow from operating activities and should not be considered an alternative to net income or loss (as determined in conformity with GAAP) as an indicator of the Company's operating performance or to cash flow as a measure of liquidity. It is presented herein as the Company evaluates and measures each product line's performance based on their EBITDA results. EBITDA may not be available for the Company's discretionary use as there are requirements to repay debt, among other payments.

              Restricted EBITDA is defined as Adjusted EBITDA excluding WRC Media's unrestricted subsidiaries. Given the projected near-term financial performance of ChildU and ThinkBox, WRC Media designated ChildU and ThinkBox "Unrestricted Subsidiaries" under its Credit Agreement so as to: (i) exclude them from all the negative covenants in the Credit Agreement including the financial covenants, and from agreed upon affirmative covenants, representations and warranties and events of default; and (ii) permit additional investments in ChildU and ThinkBox by WRC Media and its subsidiaries in excess of the acquisition funding requirements to fund operations, if necessary. As a result of the above-mentioned designation, ChildU and ThinkBox financial performance will not be included in any covenant calculations or in any measures of adjusted EBITDA. Accordingly, Restricted EBITDA is defined as WRC Media Adjusted EBITDA excluding the $1.0 million EBITDA income in three months ended June 30, 2003 and the $1.9 million EBITDA loss in the three-months ended June 30, 2002 and excluding $1.1 million EBITDA income for the six months ended June 30, 2003 and $2.5 million EBITDA loss for the six months ended June 30, 2002 contributed by its unrestricted subsidiaries - ChildU and ThinkBox. As of June 30, 2003, there were $122.7 million senior secured term loans under the senior credit facilities, of which Adjusted EBITDA as defined in the credit agreement is utilized in both financial covenants. If the covenant were to be violated, the debt would become callable which could adversely affect the Company's financial condition and liquidity. The current minimum ratio for the leverage ratio is no greater than 5.75 to 1 and for the fixed chare ratio, no less than 1.05 to 1.

                                  * * * * * * *

WRC Media Inc., a leading publishing and media company, creates and distributes innovative supplementary educational materials for the school, library, and home markets. WRC Media's product suite includes some of the best-known brands in education, recognized for their consistent high quality and proven effectiveness. WRC Media Inc. operates in one industry segment, educational publishing organized in two principal operating units:

The Assessment, Curriculum and Electronic Group is comprised of AGS(R) and CompassLearning, Inc.

       AGS(R) is a leader in producing highly reliable and valid behavior, ability, achievement, and speech-language assessments for all ages. The company also publishes a variety of high-interest, low-reading-level textbooks for middle and high school students, as well as curriculum-based assessment software and test preparation programs.

       CompassLearning(TM) is the leader in research-driven, standards-based innovative-learning solutions that provide choices to help teachers manage student performance, personalize learning, and connect communities of learners. With over 7,000 hours of curriculum and instruction, more than 20,000 schools use CompassLearning(TM) solutions.

The Reference and Periodicals Group is comprised of World Almanac Education Group, Weekly Reader Corporation and Lifetime Learning Systems.

       World Almanac Education Group, Inc. publishes the World Almanac(R), the World Almanac for Kids, Facts On File(R) news periodicals and Internet services, Gareth Stevens books, and the Funk & Wagnalls(R) encyclopedia. The company distributes high quality print and electronic education materials to schools and libraries.


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

       Weekly Reader Corporation publishes Weekly Reader(R) periodicals serving over 7 million school children. It also publishes other branded periodicals and instructional materials, including Teen Newsweek(R), published for middle and high school students.

       Lifetime Learning Systems(R) is the recognized leader in developing customized educational programs. Lifetime's programs are customized for sponsors; including corporations, nonprofit associations and government agencies that have the need to cost effectively convey important public relations and marketing messages to targeted audiences.

Information in this press release contains forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies that involve a number of risks, uncertainties, and assumptions. Should any of the risks or uncertainties develop into actual events, or our assumptions prove to be inaccurate, actual outcomes and results could differ materially from what is expressed in such forward-looking statements and these developments or inaccuracies could materially and adversely affect our business, financial condition and results of operations. Risks and uncertainties relating to WRC Media's and its subsidiaries' businesses are set forth in the documents and reports filed from time to time with the Securities and Exchange Commission.

Additional links:
www.wrcmedia.com
www.agsnet.com
www.compasslearning.com
-----------------------
www.weeklyreader.com
--------------------
www.worldalmanac.com
--------------------
www.worldalmanacforkids.com
---------------------------
www.facts.com
-------------
www.wae.cc
----------
www.childu.com
--------------
www.garethstevens.com
---------------------
www.thinkbox.com
----------------
www.lls-online.com
------------------


The Q2 investor call is scheduled for Wednesday, August 13, 2003; the following is the dial-in information for the call:

Date: Wednesday, August 13, 2003          Time: 11:00 am (Eastern Standard Time)

Call-in: Domestic: (800) 450-0819         International: (612) 332-0345

Chairperson: Martin Kenney                Call name: WRC Media Conference


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

                                 WRC Media Inc.
               For the three months ended June 30, 2003 and 2002
                                ($ in thousands)

                                                                      Actual                       Increase/(Decrease)
                                                             -------------------------           -----------------------
                                                             6/30/2003       6/30/2002             $               %

Net Revenue                                                   $43,493         $43,810            $(317)          (0.7%)

Costs and Expenses:
    Operating costs and expenses                               33,890          34,525             (635)          (1.8%)
    Restructuring costs                                         1,001               -            1,001            N/A
    Depreciation                                                  591             809             (218)         (26.9%)
    Amortization of other intangibles                           4,691           4,827             (136)          (2.8%)
                                                              -------         -------          -------          -------
    Total operating costs and expenses                         40,173          40,161               12            0.0%

Operating Income                                                3,320           3,649             (329)          (9.0%)

Interest expense                                                7,188           7,473             (285)          (3.8%)
Other, net expense                                                388             941             (553)         (58.8%)
Income taxes                                                      454             544              (90)         (16.5%)
                                                              -------         -------          -------          -------
Net Loss                                                      $(4,710)        $(5,309)         $   599           11.3%
                                                              =======         =======          =======          ========


Adjusted EBITDA / Restricted EBITDA reconciliation to Net Loss


    Net Loss                                                  $(4,710)        $(5,309)         $   599           11.3%
    Depreciation and amortization of intangibles**              5,615           5,636              (21)          (0.4%)
    Income taxes                                                  454             544              (90)         (16.5%)
    Interest expense                                            7,188           7,473             (285)          (3.8%)
    Un-realized gain from hedging transaction                       -            (207)             207          100.0%
    Restructuring costs                                         1,001               -            1,001            0.0%
                                                              -------         -------          -------          -------
Adjusted EBITDA                                                 9,548           8,137            1,411           17.3%
    Add: ChildU EBITDA (income) loss                           (1,004)          1,018           (2,022)        (198.6%)
    Add: Thinkbox EBITDA loss                                                     884             (884)        (100.0%)
                                                              -------         -------          -------          -------
Restricted EBITDA (excluding unrestricted subsidiaries)       $ 8,544         $10,039          $(1,495)         (14.9%)
                                                              =======         =======          =======          ========

** Amount includes amortization of capitalized software costs of $333 which are included in operating costs and expenses above.


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

                                 WRC Media Inc.
                For the six months ended June 30, 2003 and 2002
                                ($ in thousands)

                                                                           Actual                    Increase/(Decrease)
                                                                 -------------------------        ------------------------
                                                                 6/30/2003       6/30/2002           $                %
                                                                 ---------       ---------        -------           ------

Net Revenue                                                       $90,470         $90,597         $  (127)          (0.1%)

Costs and Expenses:
    Operating costs and expenses                                   71,625          73,285          (1,660)          (2.3%)
    Restructuring costs and non-recurring expenses                  1,481               -           1,481            N/A
    Depreciation                                                    1,207           1,591            (384)         (24.1%)
    Amortization of other intangibles                               9,324           9,654            (330)          (3.4%)
                                                                  -------         -------        --------         --------
    Total operating costs and expenses                             83,637          84,530            (893)          (1.1%)

Operating Income                                                    6,833           6,067             766           12.6%

Interest expense                                                   14,270          14,804            (534)          (3.6%)
Other, net (income)/expense                                           619           1,419            (800)         (56.4%)
Income taxes                                                        1,042           9,883          (8,841)         (89.5%)
                                                                  -------         -------        --------         --------
Net Loss before cumulative effect of change
  in accounting principle                                          (9,098)        (20,039)        (10,941)         (54.6%)
Cumulative effect of change in accounting principle                     -         (72,022)        (72,022)        (100.0%)
                                                                  -------         -------        --------         --------

Net loss                                                          $(9,098)       $(92,061)       $(82,963)         (90.1%)
                                                                  =======         =======        ========         ========


Adjusted EBITDA / Restricted EBITDA reconciliation to Net Loss


    Net Loss                                                      $(9,098)       $(92,061)       $(82,963)         (90.1%)
    Depreciation and amortization of intangibles**                 11,123          11,245            (122)          (1.1%)
    Income taxes                                                    1,042           9,883          (8,841)         (89.5%)
    Interest expense                                               14,270          14,804            (534)          (3.6%)
    Cumulative effect of change in  accouting principle                 -          72,022         (72,022)        (100.0%)
    Un-realized gain from hedging transaction                           -            (207)            207          100.0%
    Restructuring costs                                             1,289               -           1,289            0.0%
    Non-recurring expenses                                            192               -             192            0.0%
                                                                  -------         -------        --------         --------
Adjusted EBITDA                                                    18,818          15,686           3,132           20.0%
    Plus / (Minus): ChildU EBITDA (income)/loss                    (1,142)          1,347          (2,489)        (184.8%)
    Plus / (Minus): Thinkbox EBITDA loss                                -           1,137          (1,137)        (100.0%)
                                                                  -------         -------        --------         --------
Restricted EBITDA (excluding unrestricted subsidiaries)           $17,676         $18,170         $  (494)          (2.7%)
                                                                  =======         =======        ========         ========

** 2003 Amount includes amortization of capitalized software costs of $592 which are included in operating costs and expenses above.


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